                                                                    EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated as of August 30, 1999, between CONDEA Vista Company, a Delaware corporation ("SELLER"), and Georgia Gulf Corporation, a Delaware corporation ("PURCHASER").


                  Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller's vinyls business comprised of or associated with:

                  (a) Seller's vinyl chloride monomer ("VCM") and polyvinyl chloride ("PVC") resins and compound units as currently operated at

                    (i) Seller's VCM plant in Lake Charles, Louisiana (the "VCM PLANT");

                    (ii) Seller's PVC resin plant and PVC compound plant and plasticizer production in Aberdeen, Mississippi;

                    (iii) Seller's PVC resin plant in Oklahoma City, Oklahoma;
          and

                     (iv) Seller's compound plants in Jeffersontown, Kentucky and Mansfield, Massachusetts (collectively, as more particularly defined hereinbelow, the "BUSINESS PROPERTIES", with the business and operations conducted at or related to the Business Properties being referred to herein as the "PURCHASED OPERATING BUSINESS"); and

                  (b) Seller's joint venture interest in PHH Monomers, L.L.C. ("PHH") (as more particularly defined hereinbelow as the "PURCHASED EQUITY INTEREST");

upon the terms and subject to the conditions of this Agreement (such business, constituting the Purchased Operating Business and Purchased Equity Interest being referred to herein collectively as the "BUSINESS").

                  Accordingly, the parties hereby agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS

                  SECTION 1.01. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, on a going-concern basis, all the right, title and interest in, to and under the Acquired Assets (as defined in Section 1.02(a)), for (i) an aggregate initial purchase price of two hundred sixty million dollars ($260,000,000) (the "INITIAL PURCHASE PRICE"), which shall be payable in cash as set forth in Section 2.02 and subject to adjustment as set forth in Section 1.05, (ii) the Delayed Purchase Price (as defined in Section 1.06), and (iii) the assumption of the Assumed Liabilities

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                                       2

(as defined in Section 1.03(a)). The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the "ACQUISITION".

                  SECTION 1.02. ACQUIRED ASSETS AND EXCLUDED ASSETS.

                  (a) The term "ACQUIRED ASSETS" means all of the business, properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased, licensed, used, occupied or held by or for the benefit of Seller and its affiliates in the operation of the Business, wherever situated, as the same shall exist as of the Closing Date (as defined in Section 2.01), including the following:

                           (i) all prepaid expenses, advance payments, deposits, surety accounts and other similar assets resulting from or relating to the Purchased Operating Business, including prepaid deposits with suppliers and utilities (collectively, the "PREPAIDS");

                           (ii) all inventories of products, work-in-process, finished goods, raw materials, supplies and parts resulting from or relating to the Purchased Operating Business (collectively, "INVENTORY" or "INVENTORIES"), including all Inventories located at the Business Properties (as defined in Section 1.02(a)(v)) and off-site warehouses and in transit;

                           (iii) all accounts receivable (including royalties receivable) of the Purchased Operating Business, any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto (collectively, "RECEIVABLES");

                           (iv) all tangible personal property, plant and equipment owned, used, occupied or held by or for the benefit of the Purchased Operating Business and all tangible personal property, plant and equipment located at the Business Properties or held in central storage for use in the VCM Plant, including buildings, structures, fixtures, machinery and equipment, dies, jigs, molds, patterns, tools, tooling, production fixtures, maintenance machinery and equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, leasehold improvements and construction-in-process (collectively, the "FIXED ASSETS");

                           (v) all real property rights and interests of any kind whatsoever owned, leased, used or held by or for the benefit of the Purchased Operating Business, including the rights and interests identified on Schedule 3.06 which consist of: (A) the land more particularly described on such Schedule, which descriptions are incorporated herein by reference, (B) all buildings, structures, and leasehold improvements located thereon and all appurtenances relating thereto, and (C) all fixtures, machinery, apparatus or equipment affixed to said premises, including all of the electrical, heating, plumbing, air conditioning, air compression and all other systems located on said premises, and all other structures, fences and improvements (collectively, the "BUSINESS PROPERTIES");

                           (vi) all inventions, discoveries, trademarks, patents, trade names, copyrights, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, discoveries, trade secrets, test procedures, processes, research data, formulas and other confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third-party usage), and any and all applications for, and extensions, divisions and reissuances of, any of the foregoing, and rights therein, owned, used or held by or for the benefit of the Purchased Operating Business or otherwise used in the conduct of, or which relate to, the Purchased Operating Business, including (A) the Intellectual Property (as defined in Section 3.05(b)) described in Schedule 3.07, and (B) the production methods, formulas, know-how and technical expertise relating to the manufacture of the VCM, PVC and PVC compound products and plasticizers manufactured by the Purchased Operating Business (the "PRODUCTS");

                           (vii) all books and records relating to the Business, including all files, invoices, forms, accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any Environmental Laws (as defined in Section 3.16), and other books and records relating to the operation of any of the Acquired Assets or other assets or properties associated with the Business, and any confidential information which has been reduced to writing or other tangible medium relating to or arising out of the Business (collectively, the "BUSINESS RECORDS");

                           (viii) all rights, claims and benefits in, to or under any (A) (1) employee confidentiality agreements entered into by Seller and (2) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information, in each case to the extent concerning or otherwise relating to the Purchased Operating Business, Products or any of the Acquired Assets (the "CONFIDENTIALITY AGREEMENT RIGHTS"); and (B) express or implied warranties from the suppliers of goods or services relating to the Purchased Operating Business (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of the Seller);

                          (ix) all promotional and advertising materials relating to the Purchased Operating Business or to the Products;

                           (x) all unfilled purchase and sale orders (including releases of quantities pursuant thereto) relating to the Purchased Operating Business;

                           (xi) subject to Section 1.04, all rights, benefits and interests of Seller and its affiliates in and to all licenses, leases, contracts, agreements, commitments and undertakings relating to the Purchased Operating Business;

                          (xii) all certificates, licenses, permits, approvals, authorizations, variances, waivers or consents to the extent transferable, issued by any Governmental Entity (as defined in Section 3.03) and used in or necessary to the operation of the Purchased Operating Business;

                         (xiii) all of Seller's joint venture interest in PHH, and subject to Section 1.04, all rights, benefits and interests of Seller in and to all contracts, agreements, commitments and undertakings related to such interest in PHH;

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                                       4

                          (xiv) those certain assets used in the Business and located at Seller's Austin, Texas laboratory listed in Schedule 1.02(a)(xiv);

                           (xv) the goodwill of the Business as a going concern; and

                           (xvi) except for the Excluded Assets (as defined in Section 1.02(b)), all other assets, properties, rights and interests otherwise employed in or related to the operation of the Purchased Operating Business, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including those assets, properties, rights and interests set forth on the Balance Sheet (as defined in Section 3.04), all of which are to be sold, transferred, conveyed, assigned and delivered to Purchaser at the Closing pursuant to this Agreement.

                  (b) Notwithstanding the foregoing, the Acquired Assets shall not include any Excluded Assets. The term "EXCLUDED ASSETS" means:

                           (i) all assets identified in Schedule 1.02(b);

                           (ii) all cash and cash equivalents of Seller;

                           (iii) all rights, claims and credits of Seller to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability;

                           (iv) all the assets of the Seller Pension Plans (as defined in Section 3.14(a)) and all the assets of the Seller's Savings Plan (as defined in Section 5.10(a)) to the extent relating to employees of Seller that do not become employees of Purchaser immediately following the Closing Date;

                           (v) the land and buildings at Seller's compound plant at Mansfield, Massachusetts, which Excluded Assets are described with more particularity in the Lease attached hereto as EXHIBIT I;

                           (vi) all assets used in the provision of central services to the VCM Plant located outside the Business Properties, including those services to be provided by Seller pursuant to the Services and Supply Agreement attached hereto as Exhibit E (the "SUPPORT ASSETS");

                          (vii) all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement and listed on Annex I hereto (the "ANCILLARY AGREEMENTS");

                         (viii) all records prepared in connection with the sale of the Business to Purchaser;

                           (ix) all financial and tax records relating to the Business that form part of Seller's general ledger (it being understood that Seller shall provide copies of such records to Purchaser on or prior to the Closing Date);

                            (x) all assets associated with Seller's Austin, Texas laboratory not listed in Schedule 1.02(a)(xiv); and

                           (xi) all trade receivables retained by Seller pursuant to Schedule 1.05(d).

                  SECTION 1.03. ASSUMPTION OF CERTAIN LIABILITIES.

                  (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, all the following liabilities, obligations and commitments of Seller (the "ASSUMED LIABILITIES"), other than any Excluded Liabilities:

                           (i) all liabilities, obligations and commitments of Seller under the assigned contracts constituting an Acquired Asset (the "ASSIGNED CONTRACTS") to the extent such liabilities, obligations and commitments relate to the period after the Closing Date;

                          (ii) all accounts payable and accruals to the extent included in Closing Working Capital (as defined in Section 1.05(a));

                         (iii) any liability, obligation or commitment for Taxes (as defined in Section 3.12) relating to the operation or ownership of the Acquired Assets for any Tax period (or portion thereof) beginning after the Closing Date;

                          (iv) all liabilities, obligations and commitments of Seller, relating to or arising out of the operation of the Business or any Acquired Asset by Purchaser after the Closing;

                          (v) all liabilities, obligations and commitments of Seller based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing or occurring on or prior to the Closing Date, but only if such liabilities, obligations and commitments and related expenses (i) relate to or arise out of the Business or any Acquired Asset in the ordinary course of business and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement and (ii) are of a nature and in an amount generally consistent with the liabilities, obligations, commitments and expenses reflected in the Financial Statements referred to in Section 3.04;

                          (vi) all Expense Items (as defined in the Site Access, Cooperation and Remedial Control Agreement (the "SARCA"), attached as Exhibit F hereto) identified as Purchaser's Payment Obligations pursuant to Section I.F of the SARCA; and

                          (vii) any liabilities or obligations relating to, based on or arising out of, any action which could be construed as a "plant closing" or "mass layoff", as those terms are defined in the WARN Act, or any "employment loss," as defined in the WARN Act, which any employee of Seller or any of its affiliates as of the Closing Date whose principal place of employment is one of the Business Properties may suffer or may be deemed to suffer as a consequence of the transactions contemplated hereby.

                  (b) Notwithstanding Section 1.03(a) or any other provision of this Agreement or any Ancillary Agreement, Purchaser shall not assume or be liable or responsible with respect to, and Seller shall retain, pay, perform and discharge when due, all Excluded Liabilities. To the extent a liability constitutes both an Assumed Liability as defined in Section 1.03(a) and an Excluded Liability under Section 1.03(b), it shall be deemed for all purposes to be an Excluded Liability and not an Assumed Liability except to the extent included in Closing Working Capital. The term "Excluded Liabilities" means:

                           (i) any liabilities and obligations of Seller or any of its affiliates, or their respective directors, officers, shareholders or agents, for finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of Seller or any of its affiliates, in each case arising out of, or relating to, this Agreement or the transactions contemplated hereby, whether incurred prior to, at, or subsequent to the Closing Date;

                           (ii) any liabilities and obligations relating to any litigation, action, suit, claim, investigation or proceeding pending on the Closing Date;

                           (iii) any liabilities and obligations, known or unknown, fixed, contingent or otherwise, the existence of which is a breach of any representation, warranty, covenant, obligation or agreement of Seller set forth in this Agreement or in any of the other documents or agreements contemplated hereby;

                           (iv) any liabilities and obligations incurred by Seller or its affiliates or their respective directors, officers, shareholders, agents or employees after the Closing Date;

                           (v) any liabilities or obligations relating to, based on or arising out of, any action which could be construed as a "plant closing" or "mass layoff" as those terms are defined in the WARN Act, or "employment loss," as defined in the WARN Act, which any employee of Seller or any of its affiliates as of the Closing Date (A) whose principal place of employment is not one of the Business Properties may suffer or may be deemed to suffer as a consequence of the transactions contemplated hereby or (B) may have suffered or may be deemed to have suffered as a consequence of any transaction other than those transactions contemplated hereby;

                           (vi) any liability, obligation or commitment of Seller, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising primarily out of the operation or conduct by Seller or any of its affiliates of any business other than the Business;

                          (vii) any account payable or accrual of Seller to the extent not included in Closing Working Capital;

                           (viii) any liability, obligation or commitment of Seller to the extent it relates to, is based on events or conditions occurring or existing in connection with, or arises out of, any Excluded Asset;

                           (ix) any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Purchased Operating Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause
         (ix), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date shall, to the extent not included in Closing Working Capital, be apportioned between Seller and Purchaser based upon the number of days of such period included in the pre- Closing Tax period and the number of days of such Tax period after the Closing Date (which period shall not include the Closing Date));

                           (x) any liability, obligation or commitment of Seller based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing or occurring on or prior to the Closing Date, but only if such liabilities, obligations and commitments and related expenses either (i) do not relate to or arise out of the Business or any Acquired Asset in the ordinary course of business and consistent with the representations, warranties, covenants, obligations and agreements set forth in this Agreement or
         (ii) are not of a nature and in an amount generally consistent with the liabilities, obligations, commitments and expenses reflected in the Financial Statements referred to in Section 3.04;

                           (xi) any liabilities or obligations to any persons at any time employed by Seller or its affiliates or their respective predecessors in interest in the Purchased Operating Business or otherwise, at any time or to any such person's spouses, children, either dependents or beneficiaries, with respect to incidents, events or circumstances occurring at any time during the period or periods of any such persons' employment by Seller or its affiliates or their respective predecessors in interest, whenever such claims mature or are asserted, including all liabilities and obligations arising (A) under any Seller Benefit Plans (as defined in Section 3.14(a)), (B) under any Applicable Laws or (C) under any collective bargaining laws, agreements or arrangements, other than in all cases (I) any liability or obligation for which Purchaser has agreed to indemnify Seller pursuant to Section 5.09 or 5.10 and (II) any liability or obligation to the extent taken into account in determining Closing Working Capital;

                           (xii) any Environmental Claims, as defined below, to the extent they arise from the ownership or operation of the Purchased Operating Business on or prior to the Closing Date. For purposes of this subsection, "ENVIRONMENTAL CLAIMS" shall mean any and all claims by any third person (A) seeking to require a Response to the presence, release or threat of release of any Contaminants of Concern, including the investigation, remediation, removal, monitoring or any other activities taken in Response thereto, or any and all claims seeking recovery of or contribution to the costs of a Response to the presence, release, or threat of release of any Contaminants of Concern (as defined in Section 3.16(b)) in any environmental media, including the soil or groundwater at, on, under or emanating from any Business Properties (for the purposes of this provision the term Response shall include, but not be limited to, the definition of Response under
         Section 101(25) of CERCLA, 42 U.S.C. Section 9601(25)), (B) natural resource damages, to the extent arising from the ownership or operations of any Business Properties, (C) personal injury, death or medical monitoring, in any case alleged to be caused or required by reason of the operations of any Business Properties by current or former employees, contractors or other third persons, (D) property value diminution, to the extent allegedly attributable to the operations of any Business Properties and (E) except as set forth in Schedule 1.03(b)(xii)(E) or otherwise addressed as a Seller Payment Obligation pursuant to Section I.E. of the SARCA, any failure of Seller to comply with Environmental Laws in its operation of the Business prior to Closing, including any matters described in any notice of violation issued prior to or after Closing, and any fines imposed or corrective measures required in respect of any such non-compliance; PROVIDED THAT the activities described in Schedule 1.03(b)(xii)(A) shall give rise to Environmental Claims only to the extent specified therein, and PROVIDED FURTHER THAT, if any action taken by Purchaser of the type described in Schedule 1.03(b)(xii)(A) leads to circumstances in which a third party indemnitor of Seller identified in Schedule 1.03(b)(xii)(B) (a "Predecessor Indemnitor") refuses indemnity payment, then Seller, at Purchaser's expense, shall use commercially reasonable best efforts to secure such indemnity payment to the extent that there are dispute resolution mechanisms established in the pertinent agreements with the Predecessor Indemnitor ("COST RECOVERY ACTION"), and, in so doing, shall consult with Purchaser and keep Purchaser informed about any such efforts and allow Purchaser to participate in, but not control, any resulting proceedings; and that, if in such Cost Recovery Action, it is determined that the Predecessor Indemnitor's obligation has been wholly or partially extinguished by virtue of Purchaser's actions, then the Environmental Claim shall not include that portion of the extinguished obligation.

                  In the event that any Environmental Claim subject to this clause (xii) arises from events, states of fact or conditions that may have existed both on or before and after the Closing Date, the following principles shall apply for the purposes of this Agreement:

                                    (A)     In all cases (except for claims
                                            relating to the Calcasieu Estuary,
                                            including those arising under
                                            CERCLA as defined in Section
                                            3.16(b)(vi) and the Federal Clean
                                            Water Act requiring a response, as
                                            defined under CERCLA, or imposing
                                            natural resource damages as to which
                                            this paragraph (A) has no
                                            application), there shall be an
                                            irrebuttable presumption that any
                                            Contaminants of Concern newly
                                            discovered within ten (10) years
                                            after the Closing Date are
                                            attributable to operations occurring
                                            on or prior to the Closing Date,
                                            unless Seller can demonstrate that
                                            such Contaminants of Concern are
                                            attributable to a major Release (as
                                            defined in Section 3.16(b)) of
                                            Contaminants of Concern that
                                            occurred after the Closing Date and
                                            which has not been remedied by
                                            Purchaser pursuant to applicable
                                            Environmental Law;

                                    (B)     if the Environmental Claim is
                                            asserted within five (5) years after
                                            the Closing Date by an employee or
                                            contractor, who was employed or
                                            engaged by the Purchased Operating
                                            Business at any time on or before
                                            the Closing Date, liability will be
                                            solely the responsibility of Seller
                                            unless Seller can demonstrate that
                                            the Environmental Claim arises out
                                            of a new exposure that occurred
                                            after the Closing Date (which
                                            evidence may
                                            include the characterization of the
                                            Environmental Claim as involving
                                            symptoms indicating "acute" as
                                            opposed to "chronic" exposure);

                                    (C)     if the Environmental Claim is
                                            asserted by an employee or
                                            contractor five (5) or more years
                                            after the Closing Date, at the
                                            commencement of the defense of the
                                            action liability for the defense,
                                            settlement and litigation of the
                                            Claim will be allocated in
                                            proportion to respective periods of
                                            operation by Seller of the Business
                                            Property or Properties at which the
                                            employee or contractor worked on or
                                            before the Closing Date, on the one
                                            hand, and by Purchaser or its
                                            successors and assigns after the
                                            Closing Date, on the other hand;
                                            PROVIDED THAT, Purchaser and Seller
                                            shall use their commercially
                                            reasonable efforts to pursue a claim
                                            against any predecessors of Seller
                                            and successors of Purchaser in
                                            respect of such predecessors' and
                                            successors' respective allocable
                                            shares of liability based upon years
                                            of operation of the pertinent
                                            Business Property or Properties by
                                            such predecessors or successors, and
                                            Seller shall not be responsible for
                                            such predecessors' allocable share
                                            of liability, nor Purchaser
                                            responsible for such
                                            successors' allocable share of
                                            liability, in the event such
                                            predecessor or successor, as the
                                            case may be, within six (6) months
                                            of any final non-appealable
                                            judgment, binding arbitration
                                            decision or settlement agreement in
                                            respect of such liability satisfies
                                            such allocable share.

                                    (D)     In the event that either party
                                            (the "RELEASING PARTY") releases,
                                            assigns, or otherwise abrogates its
                                            indemnification or other rights it
                                            may have, whether under Contract,
                                            Judgment, or Applicable Laws (as
                                            such terms are defined in Section
                                            3.03) against any third parties in
                                            respect of matters that may
                                            constitute Environmental Claims,
                                            then the Releasing Party's
                                            predecessors' or successors' years
                                            of operation, as applicable, shall
                                            be added to the Releasing Party's
                                            years of operation of the Business
                                            Property or Properties for the
                                            purpose of determining its allocable
                                            share of liability under Section
                                            1.03(b)(xii)(C) above.

                           (xiii) all Expense Items identified as Seller's Payment Obligations pursuant to Section I.E of the SARCA.

                  (c) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.05(a)), other than Permitted Liens (as defined in

Section 3.05(a)), and with respect to the Business Properties only, the Permitted Encumbrances (as defined in Section 3.06).

                  (d) Seller and Purchaser acknowledge that certain expenses of the Purchased Operating Business are paid on a periodic basis. Accordingly, the items listed below, to the extent not included in Closing Working Capital, shall be apportioned between Seller and Purchaser, with Seller being responsible for all such expenses attributable to periods on and prior to the Closing Date, and Purchaser being responsible for all expenses attributable to periods after the Closing Date:

                           (i) prepaid rent, tenant utility payments and all other percentage or additional rent, common area maintenance and sundry charges (including any HVAC charges);

                          (ii) utility company charges, including electricity, gas, fuel, water and sewer charges;

                           (iii) real estate taxes, personal property taxes, similar ad valorem taxes, general and special assessments and other public or private charges affecting the Business Properties; and

                           (iv) other items typically apportioned in sale of assets transactions of the type contemplated by this Agreement.

                  (e) Seller and Purchaser acknowledge that certain accounts payable arising primarily out of the operation or conduct of the Purchased Operating Business on or prior to the Closing and included in Closing Working Capital may be paid by Seller after the Closing Date and Purchaser agrees to reimburse Seller for any such payments within seven business days of payment by Seller.

                  (f) Seller and Purchaser acknowledge that payments with respect to certain accounts receivable of the Purchased Operating Business may be received by Seller after the Closing Date and Seller agrees to turn over to Purchaser any such amounts within seven business days of receipt thereof.

                  SECTION 1.04. CONSENTS OF THIRD PARTIES.

                  (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset (the "NONASSIGNABLE ASSETS"). If any transfer or assignment by Seller, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. Seller shall use its best efforts and Purchaser shall cooperate in all reasonable respects with Seller to obtain and satisfy all consents and to resolve all impracticabilities of sale, conveyance, assignment, sublease or transfer necessary to convey to Purchaser all Nonassignable Assets.

                  (b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the Nonassignable Asset with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. To the extent, and only to the extent, Purchaser is able to receive the economic claims, rights and benefits under such asset, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such asset.

                  SECTION 1.05. PURCHASE PRICE ADJUSTMENT.

                  (a) Within 60 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "STATEMENT") setting forth Working Capital (as defined in Section 1.05(d)) as of the close of business on the Closing Date ("CLOSING WORKING CAPITAL") certified by Seller's independent auditors without exception or qualification to the effect that the Statement has been prepared in compliance with the requirements of this Section 1.05. Purchaser shall assist Seller in the preparation of the Statement and shall provide Seller and its independent auditors access at all reasonable times to the personnel, properties, books and records of the Business (to the extent within the control of Purchaser) for such purpose. Purchaser's independent auditors may participate in the preparation of the Statement; PROVIDED, HOWEVER, that Purchaser acknowledges that Seller shall have the primary responsibility and authority for preparing the Statement and Seller's independent auditors shall have the primary responsibility and authority for certifying the Statement.

                  (b) During the 30 day period following Purchaser's receipt of the Statement Purchaser and its independent auditors shall be permitted to review the working papers of Seller's independent auditors relating to the Statement and be afforded reasonable access during normal business hours to the books and records of Seller relating to preparation of the Statement. Purchaser and Seller agree that Seller's independent auditors shall not be liable to Purchaser or its advisors or Seller or its advisors as a result of granting such access. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement (a "NOTICE OF DISAGREEMENT") to Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) be accompanied by a certificate of Purchaser's independent auditors in the form of Exhibit A that they concur with each of the positions taken by Purchaser in the Notice of Disagreement. If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Seller and its auditors shall have access to the working papers of Purchaser's auditors prepared in connection with their certification of the Notice of Disagreement. Purchaser and Seller agree that Purchaser's independent auditors shall not be liable to Purchaser or its advisors or Seller or its advisors as a result of granting such access. At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the "ACCOUNTING FIRM") for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Seller and Purchaser shall jointly request that the Accounting Firm use reasonable efforts to render a decision resolving the matters submitted within 30 days following such submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.05 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Seller's independent auditors incurred in connection with their certification of the Statement and review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser's independent auditors incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by Purchaser.

                  (c) The Initial Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $65,060,000 (the "WC AMOUNT"), and the Initial Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Initial Purchase Price as so increased or decreased shall hereinafter be referred to as the "ADJUSTED PURCHASE PRICE"). If the Initial Purchase Price is less than the Adjusted Purchase Price, Purchaser shall, and if the Initial Purchase Price is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

                  (d) The term "WORKING CAPITAL" means Current Assets minus Current Liabilities. The terms "CURRENT ASSETS" and "CURRENT LIABILITIES" mean the current assets and current liabilities, respectively, of the Purchased Operating Business, calculated in accordance with United States generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Balance Sheet (as defined in Section 3.04), except as modified by the principles set forth in Schedule 1.05(d).

                  (e) Purchaser shall cooperate in the preparation of the Statement, including providing customary certifications to Seller's auditors. During the period of time from and after the Closing Date through the resolution of any adjustment to the Initial Purchase Price contemplated by this Section 1.05, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Initial Purchase Price contemplated by this Section 1.05 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Purchased Operating Business relevant to the adjustment contemplated by this
Section 1.05.

                  SECTION 1.06.   DELAYED PURCHASE PRICE.

                  (a) On the terms and subject to the conditions of this Agreement, Purchaser shall pay to Seller as additional consideration for the Acquired Assets an amount in cash equal to ten million dollars ($10,000,000) (the "DELAYED PURCHASE PRICE"). The Delayed Purchase Price is due and payable on March 31, 2002 if the Closing should occur on or prior to December 31, 1999; if the Closing occurs after such date, then the Delayed Purchase Price is due and payable on the twenty fifth (25th) day succeeding the last day of the first calendar quarter to end on a day that succeeds the second (2nd) anniversary of the Closing Date. The Delayed Purchase Price shall be paid by wire transfer to a bank account designated in writing to Purchaser by Seller, in immediately available funds.

                  (b) Purchaser may setoff against the Delayed Purchase Price any amounts Purchaser believes in good faith are due from Seller, or any of its affiliates, to Purchaser, or any of its affiliates, including any amounts due pursuant to this Agreement, any Ancillary Agreement or any other agreement between the parties, PROVIDED THAT, within six (6) months of any such setoff, Purchaser shall either (i) commence a lawsuit or other dispute resolution proceeding, as applicable, and deposit the amount so set off with the court or a third party escrow agent, or (ii) pay the amount of such setoff to Seller.

                  (c) The Delayed Purchase Price shall be subject to the subordination terms summarized on Schedule 1.06, and Seller agrees to execute and deliver an agreement providing for such subordination in such form as reasonably proposed by Purchaser's lenders and reasonably approved by Seller.


                                   ARTICLE II

                                   THE CLOSING

                  SECTION 2.01. CLOSING DATE. The closing of the Acquisition (the "CLOSING") shall take place at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, Atlanta, Georgia 30308-3242, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE". Legal title, equitable title and risk of loss with respect to the Acquired Assets shall not pass to Purchaser until the Acquired Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. Eastern Time on the Closing Date.

                  SECTION 2.02. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the Closing:

                  (a) Seller shall deliver to Purchaser (i) appropriately executed deeds (in recordable form), bills of sale, assignments, stock powers and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

                  (b) Seller and Purchaser shall execute the other agreements and instruments to be executed and delivered in connection with this Agreement, including the Ancillary Agreements; and

                  (c) Purchaser shall deliver to Seller (i) payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), of immediately available funds in an amount equal to the Initial Purchase Price, (ii) appropriately executed assumption agreements and other instruments providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

                  SECTION 3.01. ORGANIZATION, STANDING AND POWER. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct the Purchased Operating Business and its other businesses as presently conducted. Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to so qualify has had or would have a material adverse effect (i) on the business, assets, condition (financial or otherwise), prospects or results of operations of the Business, or (ii) on the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a "SELLER MATERIAL ADVERSE EFFECT"). Seller has delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of Seller, in each case as amended through the date of this Agreement.

                  SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which Seller is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 3.03. NO CONFLICTS; CONSENTS. Except as set forth in
Schedule 3.03, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in favor of any third party or entity upon any of the properties or assets of Seller or any of its affiliates under, any provision of (i) the certificate of incorporation or by-laws of Seller or any of its affiliates, (ii) any Material Contracts (as defined in Section 3.08) to which Seller or any of its affiliates is a party or by which any of their respective properties or assets is bound, or (iii) any judgment, order, decree, award, decision, stipulation, injunction, settlement, process, ruling, subpoena or verdict ("JUDGMENT") entered by any Governmental Entity (as defined below) or arbitrator, or (iv) Federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, ordinance, rule, regulation, standard, administrative ruling, order, principle of common law, code or treaty ("APPLICABLE LAW") applicable to Seller or any of its affiliates or their respective properties or assets. No consent, approval, license, permit, order, waiver or authorization ("CONSENT") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, tribunal, administrative agency or municipality or subdivision thereof, or any department, board, bureau, agency, commission or other governmental authority, quasi-governmental authority, body or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required to be obtained or made by or with respect to Seller or any of its affiliates in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT").

                  SECTION 3.04.  FINANCIAL STATEMENTS.

                  (a) Schedule 3.04 sets forth the unaudited consolidated balance sheet of the Purchased Operating Business as of June 30, 1999, December 31, 1998 and June 30, 1998 (the unaudited consolidated balance sheet as of June 30, 1999, the "BALANCE SHEET"), and the unaudited consolidated statements of income and cash flows of the Purchased Operating Business for the twelve months ended June 30, 1999 and the six months ended December 31, 1998 and the twelve months ended June 30, 1998, together with the notes to such financial statements (such financial statements, together with the notes to such financial statements, collectively, the "FINANCIAL STATEMENTS"). Each of the Financial Statements is true, complete and correct in all material respects, and was prepared from the books and records kept by Seller for the Purchased Operating Business. Except as set forth in Schedule 3.04, the Financial Statements fairly present the financial condition and results of operations and cash flows of the Purchased Operating Business as of the respective dates thereof and for the respective periods indicated, in accordance with GAAP consistently applied (except that such Financial Statements may not include all footnote disclosures required by GAAP, none of which would include any liabilities material in amount), and disclose all liabilities of Seller, whether absolute, contingent, accrued or otherwise, existing as of the dates thereof which are of a nature required to be reflected in financial statements prepared in accordance with GAAP.

                  (b) The Balance Sheet reflects all tangible properties and assets, real, personal or mixed, which are currently used in connection with the Purchased Operating

Business, except for (A) inventory purchased or sold consistent with past practice and in the ordinary and normal course of business since the date of the Balance Sheet (the "BALANCE SHEET DATE"), (B) other properties and assets (other than capital assets) not in excess of $1,000,000 (in the aggregate) purchased or sold since the Balance Sheet Date consistent with past practice and in the ordinary and normal course of business, (C) capital assets purchased since the Balance Sheet Date, in an amount not in excess of $1,000,000 (in the aggregate),
(D) purchase commitments, (E) the Excluded Assets and (F) the Support Assets.

                  SECTION 3.05. ASSETS OTHER THAN REAL PROPERTY INTERESTS.

                  (a) Seller has good and valid title to all the Acquired Assets, and enforceable power and unqualified right to use and transfer to Purchaser, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, conditional sales or other title retention agreements, claims, pledges, reservations, rights of first refusal, servitudes, restrictions or encumbrances of any kind (collectively, "LIENS"), except (i) such as are set forth in
Schedule 3.05, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, for sums not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith, (iii) Liens for Taxes that are not due and payable or that may hereafter be paid without penalty, (iv) Liens shown on the Balance Sheet as securing specified liabilities or obligations and Liens incurred in connection with the purchase of property and/or assets if such purchase was effected after the Balance Sheet Date in the ordinary course of business (in each case with respect to which no default exists), and (v) other minor imperfections of title or encumbrances, if any, none of which, individually or in the aggregate, are substantial in amount, materially detract from the value or materially impair the continued use and operation of the assets to which they relate in the conduct of the Purchased Operating Business as presently conducted (the Liens described above in clauses (i) through (v) are referred to collectively as "PERMITTED LIENS"). Schedule 3.05 is a true, correct and complete list of the Fixed Assets.

                  (b) This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to all trademarks and service marks, whether registered or unregistered, brand names, certification marks, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing, all registrations and applications to register the foregoing including any extension, modification or renewal of any such registration or application; all inventions, discoveries and ideas, whether patentable or not; all patents, applications for patents (including divisions, continuations, continuations in-part and renewal applications), and any renewal, extensions or reissues thereof; non-public information, trade secrets and confidential and proprietary information, technology and know-how and rights to limit the use or disclosure thereof by any person; all writings and other works, whether copyrightable or not; registrations or applications for registrations of copyrights; and any renewals or extensions thereof; designs and design registrations; all computer software and databases; any similar intellectual property or proprietary rights licensed to Seller and used in the Purchased Operating Business; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing ("INTELLECTUAL PROPERTY"), such items being the subject of
Section 3.07.

                  SECTION 3.06.  REAL PROPERTY.

                  (a) Schedule 3.06 sets forth a true, correct and complete list of all real property and interests in favor of Seller in real property owned in fee by Seller and included as an Acquired Asset (individually, an "OWNED PROPERTY"), and all real property and interests in favor of Seller in real property leased by Seller and included as an Acquired Asset (individually, a "LEASED PROPERTY"). The Owned Property and Leased Property comprise all of the Business Properties. Schedule 3.06 also sets forth a true, correct and complete list of all instruments and agreements creating any interest in favor of Seller in the Owned Property or Leased Property. True, correct and complete copies of the instruments and agreements identified in Schedule 3.06 have been delivered to Purchaser. Each such instrument and agreement is in full force and effect and is a legal, binding and enforceable obligation of Seller and, to the knowledge of Seller, each of the other parties thereto and no event has occurred which constitutes, or with the giving of notice or passage of time, or both, would constitute a default or breach thereunder, except for any such default or breach that, individually or in the aggregate, is not substantial or would not materially detract from the value or materially impair the continued use and operation of the Business Properties to which they relate in the conduct of the Purchased Operating Business as presently conducted.

                  (b) Seller has good, marketable and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (i) Liens described in clauses (ii) through (v) of Section 3.05(a), (ii) such Liens as are set forth in Schedule 3.06, (iii) leases, subleases and similar agreements set forth in
Schedule 3.06, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) (A) zoning, building and other similar restrictions and (B) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or on any Leased Property and subordination or similar agreements relating thereto (the Liens described above in clauses (i) through (v) are referred to collectively as the "PERMITTED ENCUMBRANCES"). None of the items set forth in clause (v) above, individually or in the aggregate, is substantial in amount, materially detracts from the value or materially impairs the continued use and operation of the Business Properties to which they relate in the conduct of the Purchased Operating Business as presently conducted.

                  SECTION 3.07.  INTELLECTUAL PROPERTY.

                  (a) Schedule 3.07 sets forth a true and complete list of all material Intellectual Property owned, used, filed by, licensed to or held for use by or for the benefit of the Purchased Operating Business, or otherwise used in the conduct of, or which relate to, the Purchased Operating Business, other than Intellectual Property included within the Support Assets and other Excluded Assets and software generally commercially available and requiring no material customization (such Intellectual Property being hereinafter referred to as the "ASSIGNED INTELLECTUAL PROPERTY"). With respect to Assigned Intellectual Property that is registered or subject to an application for registration,
Schedule 3.07 sets forth a list of all jurisdictions in which such Assigned Intellectual Property is registered or registrations applied for and all registration and application numbers. Except as set forth in Schedule 3.07, (i) to the knowledge of Seller, all the Assigned Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the Purchased Operating Business as presently conducted, (ii) Seller is the sole and exclusive owner of, and Seller has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Assigned Intellectual Property and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.


               (b) True, correct and complete copies of the Assigned Intellectual Property identified in Schedule 3.07 have been delivered to Purchaser. To the Seller's knowledge, the Assigned Intellectual Property is valid and enforceable. There is no claim or demand of any third party, or any Proceedings (as defined in Section 3.10(a)) which are pending or, to the knowledge of Seller, threatened, which challenge the exclusive rights of Seller in respect of any Assigned Intellectual Property. No Assigned Intellectual Property is subject to any outstanding Judgment by or with any Governmental Entity or any Contract, or undertaking with any third party other than set forth in Schedule 3.07, or infringes or, to the best of Seller's knowledge, is being infringed or misappropriated by others or is used by others (whether or not such use constitutes infringement). To the knowledge of Seller, the Purchased Operating Business does not involve employment of any person in a manner which violates any non-competition or non-disclosure agreement which such person entered into in connection with any former employment. All Assigned Intellectual Property owned or held, directly or indirectly, by any officer, director, shareholder, employee or any affiliate of Seller and relating to the Purchased Operating Business have been, or prior to the Closing Date shall have been, duly and effectively transferred to Seller. Set forth in Schedule 3.07 is a description of all Proceedings asserted, brought or threatened against Seller with respect to the Assigned Intellectual Property within the two (2) years preceding the date hereof, together with a description of the outcome or present status thereof.

                  SECTION 3.08.  CONTRACTS.

                  (a) Except as set forth in Schedule 3.08 and except for Contracts relating solely to Excluded Assets, Seller is not a party to or bound by any Contract that is included as an Acquired Asset and that is:

                           (i) an employment, consulting, management or services Contract with any officers, employees, agents, consultants or advisors that has an aggregate future liability in excess of $50,000 and is not terminable by Seller by notice of not more than 30 days without liability, penalty or premium;

                          (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

                         (iii) a covenant not to compete that restricts the conduct of the Purchased Operating Business anywhere in the world;

                           (iv) a Contract with (A) any shareholder or affiliate of Seller or (B) any officer, director or employee of Seller or any of its affiliates (other than the Contracts described in clause (i) above);

                           (v) a lease, sublease or similar Contract with any person under which Seller is a lessor or sublessor of, or makes available for use to any person, (A) any Business Properties or (B) any portion of any premises otherwise occupied by Seller;

                           (vi) a lease, sublease or similar Contract with any person under which (A)(I) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (II) Seller is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller, in any such case having an annual liability or receivable, as the case may be, in excess of $100,000 or (B) Seller is lessee of, or holds or uses, railcars owned by any person;

                           (vii) (A) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase orders for inventory in the ordinary course of business consistent with past practice), or (B) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $250,000 and is not terminable by Seller by notice of not more than 30 days for a cost of less than $50,000;

                           (viii) a license, sublicense, option or other Contract relating in whole or in part to the Assigned Intellectual Property (including any license or other Contract under which Seller is licensee or licensor of any Assigned Intellectual Property);

                           (ix) (A) a Contract under which Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) any other note, bond, debenture or other evidence of indebtedness issued to any person, in any such case that, individually, is in excess of $100,000;

                           (x) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case that, individually, is in excess of $100,000;

                           (xi) a Contract under which Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than Seller and other than extensions of trade credit in the ordinary course of the Business), in any such case that, individually, is in excess of $100,000;

                          (xii) a Contract granting a Lien (other than Permitted Liens) upon any Business Properties or any other Acquired Asset;

                         (xiii) a Contract providing for indemnification of any person with respect to liabilities relating to any current or former business of Seller or any predecessor person (other than such contracts entered into with customers and suppliers in the ordinary course of business);

                           (xiv) a power of attorney (other than a power of attorney given in the ordinary course of the Purchased Operating Business with respect to routine tax matters);

                           (xv) a confidentiality agreement made for the benefit of third parties (other than such agreements entered into with customers and suppliers in the ordinary course of business);

                           (xvi) a Contract (including a purchase order), involving payment by Seller of more than $1,000,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice), other than purchase orders entered into in the ordinary course of the business after the date of this Agreement and not in violation of this Agreement;

                           (xvii) a Contract (including a sales order) involving the obligation of Seller to deliver products or services for payment of more than $1,000,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice), other than sales orders entered into in the ordinary course of the business after the date of this Agreement and not in violation of this Agreement;

                           (xviii) a Contract for the sale of any Acquired Asset or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof (other than sales of Products in the ordinary course of business);

                           (xix) a Contract with or license or Permit by or from any Governmental Entity, other than any permits required by Environmental Law which are treated in Section 3.16(b) below;

                            (xx) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

                           (xxi) a Contract for any joint venture, partnership or similar arrangement involving an investment or commitment by Seller in excess of $250,000, including any ancillary agreements with any such entity;

                           (xxii) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $250,000 by Seller; or

                           (xxiii) any other Contract that has an aggregate future liability to any person in excess of $500,000 or which extends for a period of more than one year and is not terminable by Seller by notice of not more than 30 days for a cost of less than $100,000 (other than purchase orders and sales orders).

The Contracts required to be listed in Schedule 3.08 and the other Schedules hereto are hereinafter referred to as the "MATERIAL CONTRACTS".

                  (b) Except as set forth in Schedule 3.08, all Assigned Contracts are valid, binding and in full force and effect and are enforceable by Seller, in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Schedule 3.08, to the knowledge of Seller, Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has not, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any Material Contract. Seller has made available to Purchaser complete and correct copies of all Material Contracts, together with all modifications and amendments thereto.

                  (c) Schedule 3.08 sets forth each Material Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

                  (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Material Contract.

                  SECTION 3.09. RECEIVABLES. All Receivables on the Closing Date
(a) represent actual indebtedness incurred by the applicable account debtors and
(b) have arisen from bona fide transactions in the ordinary course of the Business. To the knowledge of Seller, all the Receivables are good and will be collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected in the calculation of Closing Working Capital. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any Receivables, except for write-offs in the ordinary course of business and consistent with past practice. Schedule 3.09 sets forth an aged listing by customer of the Receivables that are outstanding as of June 30, 1999.

                  SECTION 3.10. PERMITS. Seller possesses or has applied for all Permits (as defined below) necessary to own or hold under lease and operate the Acquired Assets and to conduct the Purchased Operating Business as currently conducted. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of such Permits. Seller's operation of the Purchased Operating Business during the pendency of its applications, if any, for Permits has not violated in any material respect any law, regulation or order of any Governmental Entity. Schedule 3.10 sets forth a true, correct and complete list of all material certificates, licenses, permits, authorizations, variances, waivers, consents and approvals ("PERMITS") issued or granted to Seller by Governmental Entities that are required for the conduct of the Purchased Operating Business other than any Permits required under Environmental Laws, which are treated in Section 3.16(b) below. Except as set forth in Schedule 3.10, (i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof, (ii) during the past twelve months, Seller has not received notice of any suits, actions, claims, investigations or proceedings (each, a "PROCEEDING") relating to the revocation, cancellation, suspension or modification of any such Permits and no such Proceeding is currently pending or, to Seller's knowledge, threatened, and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

                  SECTION 3.11. SUFFICIENCY OF ACQUIRED ASSETS. The Acquired Assets (together with the Excluded Assets specified in Section 1.02(b)), comprise all the assets employed primarily in connection with the Purchased Operating Business. The Acquired Assets (together with the Support Assets) include all rights, properties and other assets necessary to permit Purchaser to conduct the Purchased Operating Business immediately following the Closing in all material respects as currently conducted. Except as set forth in Schedule 3.11, to the knowledge of Seller, (i) all buildings, plants, structures, equipment and other assets of the Purchased Operating Business are in good operating condition and repair, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures or equipment is in need of maintenance or repair except for routine maintenance and repairs.

                  SECTION 3.12.  TAXES.

                  (a)      For purposes of this Agreement:

                  "TAX" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  (b) Seller has (i) filed or caused to be filed with the appropriate Governmental Entities all returns, declarations, reports and information returns or statements relating to Taxes, including any amendments thereto ("TAX RETURNS"), required to be filed by it on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns were correct and complete, and all amounts in respect of Taxes due to or claimed to be due by any Governmental Entity or other taxing authority or any other person or entity from Seller (other than amounts being contested in good faith) have been fully and timely paid. No security interests have been imposed on or asserted against any of the Acquired Assets as a result of or in connection with any failure or alleged failure to pay any Tax.

                  (c) Seller has (i) withheld proper and accurate amounts in compliance with the tax withholding provisions of all applicable laws from its employees and former employees for all periods which, as of the date of this Agreement, remain open under federal, state, municipal, local or other laws for assessment or collection, (ii) correctly and properly prepared and duly and timely filed all returns and reports relating to Taxes withheld from its employees and former employees and to its employer liability for employment Taxes under federal, state, municipal, local and other laws, and (iii) duly and timely paid and remitted to the appropriate taxing authorities all amounts withheld from its employees and former employees and any additional amounts that represent its employer liability for employment Taxes under applicable law.

                  (d) Seller is a United States person within the meaning of
Section 7701(a)(9) and (a)(1) of the Code. Seller is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code. Seller has not entered into any agreement, whether or not written, for the payment of Tax liabilities or entitlement to refunds and related matters with any other party.

                  SECTION 3.13. PROCEEDINGS. Schedule 3.13 sets forth a list as of the date of this Agreement of each pending Proceeding, arising out of the conduct of the Purchased

Operating Business or against any Acquired Asset or any employee associated with the Purchased Operating Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement, at law or in equity or before any Governmental Entity or arbitrator, including claims for product warranty, product liability, anti-trust, unfair competition, price discrimination or other liability or obligation relating to products, whether manufactured or sold by Seller, any of its affiliates or any of their respective predecessors-in-interest in respect of the Purchased Operating Business, or which would adversely affect the transactions contemplated by this Agreement, and, to the knowledge of Seller, no one has grounds to assert any such Proceeding. Except as set forth in Schedule 3.13, none of the Proceedings or claims listed in Schedule 3.13 would have, if determined adversely to Seller, individually or in the aggregate, a Seller Material Adverse Effect. Except as set forth in Schedule 3.13, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Purchased Operating Business or any Acquired Asset or Assumed Liability, and a description of all such Judgments is set forth in Schedule 3.13. Except as set forth in Schedule 3.13, there is not any Proceeding by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business.

                  SECTION 3.14.  BENEFIT PLANS.

                  (a) Schedule 3.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Seller for the benefit of any Hired Employee (as defined in Section 5.09) ("SELLER PENSION PLANS") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its affiliates for the benefit of any Hired Employee (all the foregoing, including Seller Pension Plans, being herein called "SELLER BENEFIT PLANS"). Seller has made available to Purchaser true, complete and correct copies of (i) each Seller Benefit Plan,
(ii) the most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Seller Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Seller Benefit Plan for which such a summary plan description is required and (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Seller Benefit Plan.

                  (b) Except as set forth in Schedule 3.14, no employee or former employee of the Purchased Operating Business will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

                  SECTION 3.15. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 3.15, since the date of the Balance Sheet, there has been no Seller Material Adverse Effect, other than any such effect relating to United States or foreign economies in general or the industries in which the Business operates and not specifically relating to the Business. Except as set forth in
Schedule 3.15, since the date of the Balance Sheet, Seller has caused the Purchased Operating Business to be conducted in the ordinary course and in substantially the same manner as previously conducted. Except as disclosed in
Schedule 3.15, since the date of the Balance Sheet, Seller has not (i) sold, transferred or otherwise disposed of any properties or assets used in connection with the Purchased Operating Business (including the Acquired Assets) outside the ordinary and normal course of business; (ii) mortgaged, pledged or subjected to any Lien any of the Acquired Assets outside the ordinary and normal course of business; (iii) acquired any property or assets used in connection with the Purchased Operating Business (including the Acquired Assets) outside the ordinary and normal course of business or for more than fair market value; (iv) sustained any material damage, loss or destruction of or to the Acquired Assets (whether or not covered by insurance); (v) experienced or suffered any material delay as compared to past experience in payment of its liabilities and obligations to its trade creditors (including suppliers) or trade debt; (vi) in connection with the Purchased Operating Business, granted any salary increase or bonus or permitted any advance to any officer, director or employee, instituted or granted any general salary increase to the employees of Seller or entered into any new, or altered or amended any existing, employee benefit plan or any employment or consulting agreement other than in the ordinary and normal course consistent with historical practice; (vii) in connection with the Purchased Operating Business, other than in the ordinary and normal course of business, paid any obligation or liability (fixed or contingent), discharged or satisfied any Lien, or settled any claim, liability or suit pending or threatened against the Purchased Operating Business or any of the Acquired Assets; (viii) modified, amended, canceled or terminated any Contracts or commitments under circumstances which would have a Seller Material Adverse Effect; (ix) made capital expenditures or commitments not set forth in the capital expenditure budget provided to Purchaser in excess of an aggregate of $500,000 for additions to property, plant or equipment for use in connection with the Purchased Operating Business; (x) written down the value of any Inventory in any material amount; (xi) canceled any other material debts or claims or waived any rights of substantial value; or (xii) made any material change in any method of accounting or accounting practice.

                  SECTION 3.16. COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Except as set forth in Schedule 3.16, the Business is, and at all times during the two-year period preceding the date hereof has been, in compliance in all material respects with all Applicable Laws. Except as set forth in Schedule 3.16, Seller has not received any notification during the past two years from a Governmental Entity that alleges that the Purchased Operating Business is not in compliance in any material respect with any Applicable Law that has not been cured, and Seller is not subject to any unpaid fine or continuing sanction for any such non-compliance. No investigation or review by any Governmental Entity with respect to the Purchased Operating Business is pending or, to Seller's knowledge, threatened. Seller has not received any notification that the current use of the Business Properties violates any local zoning or similar land use or government regulations in any material respect, and no such violation exists. This Section 3.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.12, or to environmental matters, which are the subject of Section 3.16(b).

                  (b) Schedule 3.16(b) set forth a list of all material certificates, licenses, permits, authorizations, variances, waivers, consents and approvals (collectively "Environmental Permits") issued or granted to Seller and required under Environmental Laws for the conduct of the Purchased Operating Business. Except as set forth in Schedules 3.16(b)(i)-(vi), as applicable (or otherwise disclosed in the reports listed in Schedules 3.16(b)(i)-(vi), as applicable), (i) Seller has not received any notification from a Governmental Entity that alleges that the Purchased Operating Business is not in compliance with any Environmental Law (as defined below); (ii) Seller holds, and is in compliance with, all Environmental Permits, and is in compliance with all Environmental Laws, including all reporting requirements thereunder, except for any such failure to hold or any noncompliance that could not reasonably be expected to lead to a material liability; (iii) in connection with the conduct of the Purchased Operating Business, Seller has not been ordered, entered into or agreed to any court decree or order and is not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Contaminants of Concern (as defined below) or seeking reimbursement of the costs of response associated therewith; (iv) Seller has not assumed, whether by contract or operation of law, any material liabilities arising under any Environmental Laws in connection with its conduct of the Purchased Operating Business; (v) Seller has not handled, managed, transported, disposed, treated or stored any Contaminants of Concern in a manner that would cause the release or potential release of, and to the knowledge of Seller, there are no Contaminants of Concern on, at, or under any of the Business Properties or any other real property previously used in the Purchased Operating Business; and (vi) no off-site facility to which Contaminants of Concern from the operations of the Purchased Operating Business have been taken for disposal is currently under any investigation or remediation pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or any comparable local or state Environmental Law and Seller knows of no information or facts which would cause such off-site facility to be subject to such investigation or remediation. Except as set forth in Schedules 3.13 and 3.16(b)(i), there are no Proceedings or investigations related to the presence, release, productions, handling, discharge, spillage, transportation or disposal of any Contaminant of Concern or contamination of soil, water or air by any Contaminant of Concern pending or threatened with respect to the Business Property or otherwise against the Seller in any court or before any state, federal or other Governmental Entity or private arbitration tribunal and there is no basis for any such claim, action, suit, proceeding or investigation. The term "ENVIRONMENTAL LAWS" means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources; to the management, Release or threatened Release of Contaminants of Concern; or to occupational health and safety. The term "CONTAMINANTS OF CONCERN" means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam and (2) any other wastes, materials, chemicals or substances regulated under any Environmental Law. The term "RELEASE" has the meaning set forth in Section 101(22) of CERCLA. Notwithstanding anything to the contrary in this Agreement, this Section 3.16(b) contains Seller's only representations and warranties with respect to matters arising under or relating to Environmental Laws.

                  SECTION 3.17. EMPLOYEE AND LABOR MATTERS.

                  (a) Except as set forth in Schedule 3.17: (i) there is not any, and during the past five years there has not been any, labor strike, slowdown, picketing, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Purchased Operating Business; (ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Purchased Operating Business and no question concerning representation of such employees exists, and no application for certification of a collective bargaining agent is pending or, to Seller's knowledge, threatened; (iii) Seller is not engaged in any unfair labor practice in connection with the conduct of the Purchased Operating Business; (iv) there are not any unfair labor practice charges or complaints against Seller pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board in connection with the conduct of the Purchased Operating Business; (v) there are not any pending, or, to the knowledge of Seller, threatened, union grievances against Seller in connection with the conduct of the Purchased Operating Business as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect; (vi) there are not any pending, or, to the knowledge of Seller, threatened, charges in connection with the conduct of the Purchased Operating Business against Seller or any current or former employee of the Purchased Operating Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) Seller has not received written notice during the past five years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Purchased Operating Business and, to the knowledge of Seller, no such investigation is in progress.

                  (b) Seller has substantially complied, and the Purchased Operating Business is operating and has been operated in substantial compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Civil Rights Act of 1964, the Age Discrimination Act of 1967, the Americans with Disabilities Act, the WARN Act, and any similar Applicable Laws relating to the Purchased Operating Business respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, plant closing, wrongful or unlawful termination, workers' compensation, the payment of social security and similar Taxes, labor management relations and unemployment insurance, or related matters.

                  SECTION 3.18. LIABILITIES. Except as set forth in Schedule 3.18, to the knowledge of Seller, Seller has no liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, related to or connected with the Business or the Acquired Assets not set forth on the Balance Sheet, except for those (i) incurred or accrued in the ordinary and normal course of the Seller's business, (ii) related to environmental matters or (iii) which could not reasonably be expected to result in a Seller Material Adverse Effect.

                  SECTION 3.19. INSURANCE. Seller maintains insurance policies that (i) are sufficient for compliance with all requirements of law and of all Contracts to which the Seller or any affiliate is a party in respect of the Business and (ii) provide adequate insurance coverage for the assets, operations and risks of the Purchased Operating Business in accordance with customary industry practice.

                 SECTION 3.20. CUSTOMERS AND SUPPLIERS. Seller is not involved in any material controversy with any of the customers or suppliers to the Purchased Operating Business. Schedule 3.20 sets forth a true, correct and complete list of (i) Seller's twenty (20) largest customers in terms of sales during the twelve-month period ended June 30, 1999 and (ii) Seller's suppliers which, during the twelve (12) months ended June 30, 1999, individually accounted for $1,000,000 or more of Seller's orders for the purchase of raw materials, supplies, equipment or parts. Except as set forth in Schedule 3.20, Seller has not been advised by any customer or supplier set forth in Schedule 3.20 that such customer or supplier was or is intending to terminate its relationship with Seller or would not continue to purchase supplies or services relating to the Purchased Operating Business for future periods on account of any dissatisfaction with Seller's performance. All business placed by all employees of Seller with respect to the Purchased Operating Business has been placed in the name of Seller, and all fees on such Purchased Operating Business have been paid to and are the property of Seller.

                  SECTION 3.21. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller, parent of Seller, nor any director, officer or employee thereof has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction in respect thereof) which is reasonably likely to subject the Seller to any damage or penalty in any civil, criminal or governmental Proceeding.

                  SECTION 3.22. YEAR 2000 COMPLIANCE. To the knowledge of Seller, (i) all of the software used in the Purchased Operating Business (the "SOFTWARE") is designed to be used prior to, during, and after the calendar year 2000 A.D., and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century; (ii) the Software will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data that represents or references different centuries or more than one century; (iii) the Software has been designed to ensure year 2000 compatibility, including date data century recognition, calculations that accommodate same century and multi- century formulas and date values, and date data interface values that reflect the century; and (iv) the software includes "year 2000 capabilities," except, in each such case, to the extent it could not reasonably be expected to have a Seller Material Adverse Effect. For the purposes of this Agreement, "year 2000 capabilities" means that the Software:

                  (a) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates;

                  (b) provides that all date-related user interface functionalities and data fields include the indication of century or appropriate windowing code; and

                  (c) provides that all date-related data interface functionalities include the indication of century or appropriate windowing code.

                  SECTION 3.23. EMPLOYMENT CIRCUMSTANCES. Neither Seller nor its management or other agents has at any time made any representation to the employees of the Business nor to any bargaining representative of any of said employees as to the fact, terms or conditions of employment of said persons subsequent to the Closing (other than any such facts, terms or conditions expressly set forth in this Agreement).


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a "PURCHASER MATERIAL ADVERSE EFFECT"). Purchaser has delivered to Seller true and complete copies of the certificate of incorporation and by-laws of Purchaser, in each case as amended through the date of this Agreement.

                  SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 4.03. NO CONFLICTS; CONSENTS. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) of the Securities and Exchange Act of 1934, as amended, and under the Securities Act of 1933, as amended, and (C) compliance with and filings and notifications under applicable environmental laws.

                  SECTION 4.04. LITIGATION. There are not any (a) outstanding Judgments against or affecting Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against or affecting Purchaser or any of its subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

                  SECTION 4.05. AVAILABILITY OF FUNDS. True and correct copies of a commitment letter from The Chase Manhattan Bank related to a senior secured credit facility

(the "SENIOR COMMITMENT"), and a "highly confident" letter from Chase Securities Inc. related to a proposed offering of senior subordinated notes ("NOTES LETTER") which each remain in full force and effect, have been provided to Seller. The financing required to consummate the Acquisition is referred to in this Agreement as the "FINANCING." As of the date of this Agreement, Purchaser does not have any reason to believe that any of the conditions to the Senior Commitment or Notes Letter will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition.


                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.01. Covenants of Seller Relating to Conduct of Business.

                  (a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing, Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use its best efforts to keep intact the Purchased Operating Business, keep available the services of the current employees of the Purchased Operating Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Purchased Operating Business deals to the end that the Purchased Operating Business shall be unimpaired at the Closing. Prior to the Closing, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets set forth in Article VI not being satisfied. Seller shall also confer with Purchaser concerning operational matters of a material nature to the extent permitted by Applicable Laws and shall report periodically to Purchaser concerning the status of the Business. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Purchased Operating Business without the prior written consent of Purchaser:

                           (i) adopt or amend in any material respect any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law;

                           (ii) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated, or select any executive officer or employee for benefits under the Vista Chemical Company Discretionary Termination Plan except as may be required under such plan;

                           (iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; PROVIDED,

          HOWEVER, that in no event shall the Business incur or assume any long-term indebtedness for borrowed money;

                           (iv) permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 3.05 or 3.06 if existing on the date of this Agreement;

                           (v) cancel any material indebtedness (individually or

          in the aggregate) or waive any claims or rights of substantial value;

                           (vi) except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates;

                           (vii) make any change in any method of accounting or accounting practice or policy other than those required by international accounting standards;

                           (viii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than in the ordinary course of business) that are material, individually or in the aggregate, to the Purchased Operating Business;

                           (ix) make or incur any capital expenditure that, individually or in the aggregate, exceeds the capital expenditure budget provided to Purchaser by more than $500,000;

                           (x) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Business, except (A) inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice and (B) any Excluded Asset identified in Schedule 1.02(b);

                           (xi) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business; or

                           (xii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

                  (b) ADVISE OF CHANGES. Seller shall promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the business, working capital or results of operations of the Business.

                  (c) AFFIRMATIVE COVENANTS. Until the Closing, Seller shall, and shall cause its affiliates to:

                           (i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

                           (ii) upon any damage, destruction or loss to any material Acquired Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such other (better) condition as may be required by Applicable Law; and

                           (iii) maintain its level and quality of inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with its historical practices, taking into account current business circumstances such as customer allocation and industry demand.

                  SECTION 5.02. NO SOLICITATION. Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by either of them to, (i) directly or indirectly, solicit, initiate or encourage any "other bid",
(ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Seller promptly shall advise Purchaser orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the person making any such other bid or inquiry. As used in this Section 5.02, "other bid" shall mean any proposal to acquire in any manner any Acquired Asset or enter into any joint venture arrangement with respect to any of the Acquired Assets, other than (A) the transactions contemplated by this Agreement and (B) the acquisition of inventory in the ordinary course of business.

                  SECTION 5.03. ACCESS TO INFORMATION. Subject to applicable legal constraints, Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, Tax returns and records of the Business, and during such period shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Seller or the Business and Seller shall not be required to disclose any competitively sensitive information. Seller shall authorize its accountants to permit Purchaser and Purchaser's accountants to examine all accounting records and working papers pertaining to the Financial Statements.

                  SECTION 5.04. CONFIDENTIALITY. Seller shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business or Purchaser, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.04. The covenant set forth in this Section 5.04 shall terminate three years after the Closing Date.

                  SECTION 5.05.  BEST EFFORTS.

                  (a) On the terms and subject to the conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 5.05(b), each party shall use its best efforts to cause the Closing to occur on or prior to December 31, 1999.

                  (b) Each of Seller and Purchaser shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The HSR Act filing fee shall be paid one-half by each of the Purchaser and Seller. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement.

                  (c) Each party shall, and shall cause its affiliates to, use its best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Purchaser; PROVIDED, HOWEVER, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees). Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Assigned Contracts and that such consents and waivers have not been obtained as of the date hereof. Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Assigned Contract as a result thereof and Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and, subject to satisfaction of Section 6.02(e), no condition shall be deemed not satisfied, solely as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination; PROVIDED that Seller has otherwise complied with and not breached any representation, warranty or covenant herein, including the first sentence of this clause (c) and Section 3.08 hereof.

                  SECTION 5.06.  EXPENSES; CERTAIN TAX MATTERS.

                  (a) Whether or not the Closing takes place, and except as set forth in Sections 5.05(b), 5.12 and 9.03 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.05.

                  (b) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Taxes that may be imposed by any Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Acquired Assets or otherwise on account of this Agreement or the transactions contemplated hereby, will be borne by Seller, PROVIDED that Purchaser shall cooperate with Seller to minimize the amount of any such Taxes due with respect to the sale of the Acquired Assets and shall indemnify Seller for any additional Taxes due from Seller as a result of Purchaser's failure to cooperate.

                  (c) Seller will cause to be included in its income Tax Returns for all periods or portions thereof ending on or before the Closing Date, all revenue and expense relating to the operations of the Purchased Operating Business during such periods or portions thereof. Seller will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Entities. Seller will make all payments of Tax shown to be due and owing in such Tax Returns.

                  (d) Seller and Purchaser will (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, Seller will retain until the applicable statutes of limitations (including any extensions) have expired copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending on or before or which include the Closing Date and will not destroy or otherwise dispose of any such records without first providing Purchaser with a reasonable opportunity to review and copy the same.

                  SECTION 5.07. BROKERS OR FINDERS. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, Deutsche Bank Securities Inc., whose fees and expenses will be paid by Seller and, as to Purchaser and its affiliates, Chase Securities Inc., whose fees and expenses will be paid by Purchaser.

                  SECTION 5.08. COLLECTION OF RECEIVABLES. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all Receivables and other related items that are included in the Acquired Assets and to endorse with the name of Seller, any checks or drafts received with respect to any Receivables or such other related items. Seller shall promptly deliver to Purchaser any cash or other property received directly or indirectly by it with respect to the Receivables and such other related items, including any amounts payable as interest.

                  SECTION 5.09.  EMPLOYEE MATTERS.

                  (a) Purchaser will not be required and at its option may choose to not adopt or assume the Collective Bargaining Agreement in effect at the Aberdeen, Mississippi plant between Seller and the United Steelworkers of America, AFL-CIO- CLC and its Local 15198.

                  (b) Purchaser will establish the initial terms and conditions of employment for the Purchased Operating Business. The initial terms and conditions of employment (other than with respect to the employees set forth on Schedule 5.09(c)) are set forth on Schedule 5.09(b). Purchaser shall indemnify and hold Seller and its affiliates harmless for all Losses incurred by Seller relating to the failure of Purchaser to (i) offer employment on the terms set forth in Schedule 5.09(b) to each employee of Seller as of the Closing Date whose principal place of employment is one of the Business Properties or (ii) provide salary compensation to each Hired Employee during the twelve month period following the Closing Date that is no less favorable than that paid prior to Closing. Any of Seller's employees actually hired by Purchaser pursuant to this Section 5.09(b) or Section 5.09(c) are hereinafter referred to as "HIRED EMPLOYEES".

                  (c) Purchaser will offer employment on the terms, and to the employees of Seller whose principal place of employment is not one of the Business Properties, set forth in Schedule 5.09(c).

                  (d) Purchaser shall recognize service of Hired Employees with Seller prior to the Closing Date and, to the extent recognized by Seller for such purposes, service with Seller's affiliates and predecessors prior to the Closing Date, for purposes of determining the amount of vacation benefits for such Hired Employees.

                  SECTION 5.10.  BENEFIT PLANS.

                  (a) Effective as of the day immediately following the Closing Date, Purchaser shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("PURCHASER'S SAVINGS PLAN"). Each Hired Employee who was participating in the Savings and Investment Plan of Seller ("SELLER'S SAVINGS PLAN") as of the Closing shall be eligible to become a participant in Purchaser's Saving's Plan as of the day immediately following the Closing Date. Hired Employees shall receive credit for all service with Seller prior to Closing and, to the extent recognized by Seller for such purposes, service with Seller's affiliates and predecessors prior to Closing, for purposes of eligibility and vesting under Purchaser's Savings Plan. The Seller's Savings Plan shall retain all assets and liabilities with respect to the accounts of retirees or other former employees of the Purchased Operating Business ("FORMER EMPLOYEES") or accounts created pursuant to qualified domestic relations orders, within the meaning of Section 414(p) of the Code, affecting Seller's Savings Plan. Upon receipt by Purchaser and Seller of favorable determination letters to the effect that Purchaser's and Seller's Savings Plans are qualified under Section 401(a) of the Code (or an opinion of Purchaser's or Seller's counsel, as the case may be, reasonably satisfactory to Seller or Purchaser, as appropriate, to such effect), Seller shall vest all accounts in Seller's Savings Plan for the Hired Employees and shall cause to be transferred from the Seller's Savings Plan to Purchaser's Savings Plan assets having a fair market value equal to the aggregate value of the account balances of the Hired Employees in the Seller's Savings Plan as of the date of transfer (such transfer to consist of notes evidencing loans to Hired Employees from their account balances and the balance in cash).

                  (b) (i) Seller shall be responsible in accordance with its applicable welfare plans in effect prior to the Closing for all medical and dental claims for expenses incurred on or prior to the Closing Date by Hired Employees, Former Employees and their dependents. Reimbursement of employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Sellers' applicable welfare plans. Seller shall terminate coverage of Hired Employees and their dependents effective for claims for expenses incurred after the Closing Date. Purchaser shall be responsible for all medical and dental claims, pursuant to the provisions of plans adopted by Purchaser providing said benefits, for expenses incurred after the Closing Date (but specifically not including responsibility for post-retirement medical claims of employees of Seller who retire or retired prior to Closing) by Hired Employees and their dependents; PROVIDED HOWEVER, that Purchaser's medical and dental programs shall not contain a pre-existing condition clause and shall otherwise provide sufficient medical and dental coverage that Seller and its affiliates and predecessors shall have no obligation to provide "COBRA" continuation coverage under Section 4980B(f) of the Code as a consequence solely of the employment by Purchaser of the Hired Employees. Seller shall remain responsible for "COBRA" continuation coverage for all other employees or their dependents whose "qualifying events" occurred on ar prior to the Closing Date;

                           (ii) Purchaser shall be responsible for all long-term disability income benefits payable in respect of periods after the Closing Date for Hired Employees who become disabled after the Closing Date and for short-term disability benefits payable in respect of periods after the Closing Date regardless of when the Hired Employee becomes disabled. Seller shall be responsible for long-term disability benefits payable in respect of periods on or after the Closing Date for Hired Employees who become disabled on or prior to the Closing Date;

                           (iii) Purchaser shall be responsible for all life insurance claims (including post-retirement life insurance claims) of Hired Employees and their dependents for losses incurred by such employees or dependents after the Closing Date under group life, travel and accident, and accidental death and dismemberment insurance policies in effect prior to or following the Closing. Seller shall be responsible solely for claims for such losses incurred on or prior to the Closing Date; and

                           (iv) If the Closing occurs on or before December 31, 1999, Purchaser intends to adopt benefit plans which are substantially similar to those Seller welfare benefit plans which provide medical, dental, long-term and short-term disability and life, travel accident and accidental death and dismemberment benefits for the Hired Employees for a period until and including December 31, 1999, and Seller will provide (and Purchaser will promptly pay to Seller the reasonable cost of) any administrative services reasonably necessary for the administration of said benefits for said period if requested by Purchaser, and Purchaser will fully indemnify Seller and its affiliates for all liabilities and obligations arising from such administration; subsequent to said date, Purchaser will provide such benefits as it deems appropriate for the Hired Employees who remain actively employed by Purchaser, PROVIDED that Purchaser shall indemnify and hold Seller and its affiliates harmless for all Losses incurred by Seller relating to the failure of Purchaser during the twelve month period following the Closing Date to offer benefits to Hired Employees that are as favorable as those provided to similarly situated other employees of Purchaser.

                  (c) Purchaser shall provide severance and other separation benefits to each Hired Employee terminated by Purchaser prior to the first (1st) anniversary of Closing that are comparable to the severance and other separation benefits provided by Seller in effect on the date of the Agreement, and for Hired Employees terminated thereafter Purchaser shall provide severance and separation benefits in accordance with Purchaser's policies. Purchaser shall recognize service with Seller prior to Closing, and, to the extent recognized by Seller for such purposes, service with Seller's affiliates and predecessors prior to the Closing Date, for purposes of determining the amount of such severance and other separation benefits. Purchaser shall indemnify and hold Seller and its affiliates harmless from any claims made by any Hired Employee for severance or other separation benefits and from any other claims arising out of or in connection with the employment or the termination of employment of, any Hired Employee by Purchaser.

                  (d) The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Agreement.

                  (e) Seller currently sponsors a program that provides workers compensation benefits for eligible current and former employees of the Purchased Operating Business ("SELLER'S WORKERS COMPENSATION PROGRAM"). Seller shall be responsible for all claims for workers compensation benefits which are incurred on or prior to the Closing Date by such Purchased Operating Business employees that are payable under the terms and conditions of Seller's Workers Compensation Program. Effective as of the Closing Date, Purchaser shall take all necessary and appropriate action to adopt a workers compensation program providing such workers compensation benefits as Purchaser determines appropriate and consistent with applicable law for the Hired Employees covered by such program ("PURCHASER'S WORKERS COMPENSATION PROGRAM"). Purchaser's Workers Compensation Program shall be responsible for all claims for benefits which are incurred after the Closing Date by Hired Employees that are payable under the terms and conditions of Purchaser's Workers Compensation Program. For purposes of this
Section 5.10(e), a claim for workers compensation benefits shall be deemed to be incurred when the injury or illness which is the cause of the claim occurs.

                  (f) Seller agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN ACT"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting employees of Seller as of the Closing Date whose principal place of employment is not one of the Business Properties and occurring immediately before, on or after the Closing as a consequence of the transactions contemplated hereby.

                  (g) Purchaser agrees to provide any required notice under the WARN Act, and any similar statute, and otherwise to comply with any statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting employees of Seller as of the Closing Date whose principal place of employment is one of the Business Properties and occurring immediately before, on or after the Closing as a consequence of the transactions contemplated hereby. Seller agrees to cooperate with respect to the provision of said notice by Purchaser, including the physical delivery thereof or execution thereof as the "employer" in the event that Purchaser reasonably concludes that said notice must be given prior to the Closing.

                  SECTION 5.11. SUPPLEMENTAL DISCLOSURE. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; PROVIDED, HOWEVER, that for the purpose of the rights and obligations of the parties hereunder, no such supplemental or amended Schedule shall be deemed to cure any breach of any representation or warranty made in this Agreement unless so agreed in writing by Purchaser.

                  SECTION 5.12.  POST-CLOSING COOPERATION.

                 (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of one year after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

                  (b) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. Purchaser shall retain the books and records of Seller included in the Acquired Assets for a period of seven years after the Closing. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and to give Seller, at Seller's cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

                  (c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.12. Neither party shall be required by this Section 5.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

                  SECTION 5.13. PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; PROVIDED HOWEVER, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.

                  SECTION 5.14. RECORDS. Purchaser recognizes that certain Records may contain incidental information relating primarily to subsidiaries or divisions of Seller other than the Business and that Seller may retain copies of the relevant portions thereof.

                  SECTION 5.15.  AGREEMENT NOT TO COMPETE.

                  (a) Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.15 and, therefore, for a period of three years from the Closing, Seller shall not, and shall cause each of its subsidiaries not to, directly or indirectly engage in the following activities within North America:

                           (i) (A) selling goods or services of the type sold by the Business at the time of the Closing (collectively, "RESTRICTED GOODS AND SERVICES"), or (B) soliciting any customer of the Business at the Closing Date to purchase any Restricted Goods and Services from anyone other than Purchaser and its affiliates; and


                           (ii) soliciting or recruiting any employee of the Purchased Operating Business offered employment by Purchaser.

                  (b) Section 5.15(a) shall be deemed not breached as a result of the ownership by Seller or any of its subsidiaries of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in activities or businesses within North America that are substantially in competition with the Business ("COMPETITIVE ACTIVITIES"); (ii) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or (iii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 12.5% of such person's consolidated annual revenues.

                  SECTION 5.16. BULK TRANSFER LAWS. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

                  SECTION 5.17. FURTHER ASSURANCES. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

                  SECTION 5.18. PURCHASE PRICE ALLOCATION. Seller and Purchaser hereby agree on the allocation of the Purchase Price among the Acquired Assets set forth in Schedule 5.18 and not to take any position inconsistent with that allocation.

                  SECTION 5.19. SUPPLIES. Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies (collectively, the "SUPPLIES"), that state or otherwise indicate thereon that the Purchased Operating Business is a division or unit of RWE-

DEA AG fur Mineraloel und Chemie ("RWE-DEA") or Seller more than five business days after the Closing Date (except for box containers which Purchaser may use for ten business days after the Closing Date) without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the Purchased Operating Business is no longer a division or unit of RWE-DEA or Seller, asapplicable. Purchaser shall not reorder any Supplies which state or otherwise indicate thereon that the Purchased Operating Business is a division or unit of RWE-DEA or Seller.

                  SECTION 5.20. NAMES FOLLOWING CLOSING. Immediately following the Closing, Purchaser shall not use the names CONDEA Vista, CONDEA, Vista, Vista Chemical, Vista Polymer or any name that, in the reasonable judgment of Seller, is similar to any such names, and Purchaser shall not thereafter use those names or names confusingly similar thereto.

                  SECTION 5.21. REFUNDS. Seller shall be entitled to any refunds or credits of Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date. Purchaser shall be entitled to any refunds or credits of Taxes for any taxable period (or portion thereof) beginning after the Closing Date.

                  SECTION 5.22. AUDITED STATEMENTS. At Purchaser's request, Seller will cause the financial statements of Seller in respect of the Business, for the periods requested by Purchaser as required for reporting purposes of Purchaser pursuant to the rules and regulations of the Securities Exchange Commission, to be audited by Seller's auditors. Seller shall provide access to its records and personnel as reasonably required or requested by Purchaser to effect such audits. All out-of-pocket expenses incurred by Seller (including fees to Seller's accountants) in connection with the foregoing will be reimbursed by Purchaser.

                  SECTION 5.23. ACCESSIBILITY TO RECORDS AND EMPLOYEES. Until the eleventh anniversary of the Closing Date, Purchaser shall retain such records and information relating to the Business Properties as might reasonably be expected to be relevant to a potential Third Party Claim relating to the Business Properties and shall, and hereby does, grant to Seller and its agents all reasonable access required by Seller to investigate and respond to any conditions that could reasonably be expected to give rise to an Environmental Claim arising from the operation of the Business Properties, PROVIDED that Purchaser shall be permitted to dispose of any such records and information in the ordinary course if prior to such disposal (i) Purchaser shall have given not less than 90 days prior written notice of such intention to Seller and (ii) Seller shall not have requested that such records and information be transferred to Seller in lieu of disposal. Such access and cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information that are reasonably relevant to potential Third Party Claims, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. To the extent such records contain confidential matters involving attorney-client communication, attorney work product or other privilege recognized by law, Purchaser and Seller agree that all privileged records shall be maintained in strict confidence and not disclosed to others. In the event either Purchaser or Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any privileged records subject to its obligation hereunder of non-disclosure, it shall provide the other party prompt written notice of such request so that the other party may seek appropriate means of protecting the confidentiality of such privileged records. Notwithstanding the absence of such means, and if in the reasonable opinion of counsel, a party is compelled to disclose such privileged records or else stand liable for contempt or suffer other censure or penalty, it may disclose only those privileged records that are legally required to be disclosed.

                  SECTION 5.24. ANCILLARY AGREEMENTS. Seller and Purchaser covenant and agree to execute and deliver at Closing each of the Ancillary Agreements to which it is a party. Seller further covenants and agrees to deliver at Closing the Undertaking of RWE-DEA in favor of Purchaser in the form of EXHIBIT H hereto, executed by RWE- DEA.

                  SECTION 5.25. POST-CLOSING EMPLOYMENT CIRCUMSTANCES. Neither Seller nor its management or other agents shall, from the date of this Agreement through the Closing, make any representation to the employees of the Business nor to any bargaining representative of any said employees as to the fact, terms or conditions of employment of said persons subsequent to the Closing (other than any such facts, terms or conditions expressly set forth in this Agreement).

                  SECTION 5.26. INTERIM SERVICES AGREEMENT. Seller and Purchaser covenant and agree to execute and deliver on or prior to Closing an agreement containing the terms contemplated by Schedule 5.26.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION. The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

                  (a) GOVERNMENTAL APPROVALS. The waiting period under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No Applicable Law or effective injunction, writ, preliminary restraining order or order of any nature (an "INJUNCTION") enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

                  (c) ANCILLARY AGREEMENTS. The Ancillary Agreements shall have been duly executed and delivered by all parties thereto.

                  SECTION 6.02. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                  (c) OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion dated the Closing Date of Cravath, Swaine & Moore, counsel to Seller, substantially in the form of Exhibit B.

                  (d) ABSENCE OF PROCEEDINGS. There shall not be pending, or threatened by any Governmental Entity, any Proceeding against the Purchaser or any of its subsidiaries (i) challenging or seeking to restrain, prohibit or materially modify the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to the Business taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser (including the Business) or any of its subsidiaries, or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser (including the Business) or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the Business.

                  (e) CONSENTS. Purchaser shall have received written consents from the third parties listed on Schedule 6.02(e) (the "REQUIRED CONSENTS").

                  (f) OTHER DOCUMENTS. Seller shall have furnished to Purchaser such other documents relating to Seller's corporate existence and authority, absence of Liens, and such other matters as Purchaser or its counsel may reasonably request.

                  (g) ACCEPTANCE BY PURCHASER'S COUNSEL. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to Jones, Day, Reavis & Pogue, counsel to Purchaser.

                  (h) FIRPTA AFFIDAVITS. Purchaser shall have received affidavits pursuant to Section 1445(b)(2) of the Code in substantially the form of Exhibit J hereto, duly executed by Seller.

                  (i) FINANCING. Purchaser shall have closed and received funding in respect of the financings required to consummate the Acquisition described in the Senior Commitment and the Notes Letter, or such other financing or financings enabling Purchaser to consummate the Acquisition.

                  (j) TRANSFER TAXES. Seller shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any transfer tax that is required to be filed by Seller prior to Closing.

                  SECTION 6.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (c) OPINION OF PURCHASER'S COUNSEL. Seller shall have received an opinion dated the Closing Date of Jones, Day, Reavis & Pogue, counsel to Purchaser, substantially in the form of Exhibit C.

                  (d) ABSENCE OF PROCEEDINGS. There shall not be pending or threatened by any Governmental Entity any Proceeding against Seller or any of its subsidiaries challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.

                  (e) OTHER DOCUMENTS. Purchaser shall have furnished to Seller such other documents relating to corporate existence and authority, absence of Liens, and such other matters as Seller or its counsel may reasonably request.

                  (f) ACCEPTANCE BY SELLER'S COUNSEL. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to Cravath, Swaine & Moore, counsel to Seller.

                 SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this
Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur, as equired by Section 5.05.

                  SECTION 6.05. EFFECT OF CERTAIN WAIVERS OF CLOSING CONDITIONS. If prior to the Closing any party (the "WAIVING PARTY") receives written notice from the other party acknowledging that such party has breached any representation, warranty or covenant contained in this Agreement, any instrument or certificate furnished hereunder or any Ancillary Agreement, and that the effect of such breach is a failure of any condition to the waiving party's obligations set forth in this Article VI, (a) if such breach arose after the date of this Agreement and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto, and (b) if such breach arose on or prior to the date of this Agreement, the waiving party may waive the unsatisfied closing condition for the purposes of consummating the Acquisition but without prejudice to any other right or remedy which they may have hereunder for such breach by the other party.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01.  TERMINATION.

                  (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the
Closing:

                        (i)   by mutual written consent of Seller and Purchaser;

                       (ii) by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                      (iii) by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

                       (iv) by Seller or Purchaser, if the Closing does not occur on or prior to March 31, 2000;

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                  (b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller.

                  SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Seller to keep confidential certain information and data, (ii)
Section 5.06 relating to certain expenses, (iii) Section 5.07 relating to finder's fees and broker's fees, (iv) Section 7.01 and this Section 7.02 and (v)
Section 5.13 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                  SECTION 7.03. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  SECTION 8.01.  INDEMNIFICATION BY SELLER.

                  (a) From and after the Closing, Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any Losses (as defined in Section 9.05), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

                           (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith (it being agreed and acknowledged by the parties that for purposes of Purchaser's right to indemnification pursuant to this
         Section 8.01 the representations and warranties of Seller shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Seller Material Adverse Effect);

                           (ii) any breach of any covenant of Seller contained in this Agreement or in any Ancillary Agreement;

                          (iii) any Excluded Liability (including any Excluded Liability for which Purchaser would otherwise be liable due to its waiver of compliance with bulk transfer laws); and

                           (iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

                  (b) Seller shall not be required to indemnify any person, and shall not have any liability:

                           (i) under clause (i) of Section 8.01(a) unless the aggregate of all Losses for which Seller would, but for this clause
         (i), be liable exceeds on a cumulative basis an amount equal to $2,250,000 (the "THRESHOLD AMOUNT"), and then only to the extent of any such excess, PROVIDED, that (A) for purposes of this clause (i), Losses shall not include any amounts paid or payable by Purchaser pursuant to the SARCA and (B) after the aggregate of all Losses exceeds on a cumulative basis the Threshold Amount after giving effect to Section 8.01(b)(ii) Purchaser may assert its right to indemnification hereunder to the full extent of Losses arising from the breach of a particular representation or warranty (which, for the purposes hereof, shall mean all breaches of the representations and warranties within a particular
         Section in the aggregate) if such Losses exceed $250,000 (in addition to recovering the aggregate amount of Losses in excess of the Threshold Amount but in no event in an amount greater than the actual Losses); and

                           (ii) under clause (i) of Section 8.01(a) for any breach of a particular representation or warranty (which, for the purposes hereof, shall mean all breaches of the representations and warranties within a particular Section in the aggregate) unless and until the Losses relating to such particular representation or warranty exceed $50,000, and only amounts in excess of $50,000 shall be aggregated for purposes of clause (i) of this Section 8.01(b); and

                           (iii) under clauses (i) and (ii) of Section 8.01(a) in excess of the Initial Purchase Price (the "INDEMNIFICATION MAXIMUM").

         The limitations in this clause (b) above shall not apply to the willful or knowing breach of any representation, warranty or covenant.

                  (c) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy with respect to any and all monetary claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Business and its assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, intentional or willful misrepresentation or breach, or seeking equitable relief) it may have against Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01).

                  SECTION 8.02.  INDEMNIFICATION BY PURCHASER.

                  (a) From and after the Closing, Purchaser shall indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of Purchaser contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement,
(iii) any Assumed Liability or (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Ancillary Agreement.

                  SECTION 8.03. CALCULATION OF LOSSES. The amount of the Losses arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Losses arising out of any reduction in value of any Current Asset owned at the Closing shall be calculated as a reduction from the reported value of such Current Asset used in calculating Closing Working Capital.


                  SECTION 8.04. TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 8.01(a)(i) or 8.02(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06 and (ii) pursuant to the other clauses of Sections 8.01 and 8.02 shall not terminate; PROVIDED, HOWEVER, that any obligations to indemnify with respect to Taxes shall terminate upon the expiration of the relevant statute of limitations; and PROVIDED, FURTHER, that Seller shall have no obligation to indemnify Purchaser in respect of Environmental Claims as to which a notice requesting indemnification is made by Purchaser after the Unknown Claims Bar Date (as defined below) relating to Contaminants of Concern in any environmental media, including soil or groundwater, at, on, under or emanating from the Business Properties to the extent discovered after the Closing Date (exclusive of and not including any such Contaminants of Concern which were known by Seller prior to the Closing Date whether or not disclosed to Purchaser or included in the Disclosure Schedule to this Agreement and except for Environmental Claims relating to disposal of Contaminants of Concern offsite from the Business Properties, claims arising under CERCLA or the CWA, requiring a response, as defined under CERCLA, or imposing natural resource damages relating to the Calcasieu Estuary and third-party tort claims including death and personal injury claims, all as to which this proviso has no application); and PROVIDED, FURTHER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the party to be providing the indemnification. The "UNKNOWN CLAIMS BAR DATE" means the tenth (10th) anniversary of the Closing Date unless in respect of any of the Business Properties a "no further action letter", or the substantial equivalent thereof, is issued by a Governmental Entity prior to the tenth (10th) anniversary of the Closing Date, in which event the Unknown Claims Bar Date in respect of the Environmental Claims that are the subject of such letter shall be the later to occur of the date of issuance of such letter or the date that is the fifth (5th) anniversary of the Closing Date.

                  SECTION 8.05. PROCEDURES.

                  (a) THIRD PARTY CLAIMS. In order for a party (the "INDEMNIFIED PARTY"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third

Party Claim; PROVIDED HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within ten business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (b) ASSUMPTION. If a Third Party Claim is made against an indemnified party and the indemnifying party confirms in writing that it is obligated to indemnify such indemnified party pursuant to this Article VIII, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party, PROVIDED that such Third Party Claim, together with all other indemnity claims then pending or theretofore made by the indemnified party, does not exceed the Indemnification Maximum; and, PROVIDED, FURTHER, that such counsel is not reasonably objected to by the indemnified party. Any election to assume the defense by the indemnifying party must be made in writing within 30 days after notice of claim from the indemnified party or within 30 days after the indemnified party presents a proposed settlement for indemnifying party's approval as set forth below. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, except to the extent that separate defenses are available to the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. If the indemnified party defends or prosecutes a Third Party Claim, all indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying or indemnified party's request) the provision to the indemnifying or indemnified party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

                  In the event the indemnifying party fails to assume the defense, settlement, or appeal of such Third Party Claim and/or fails to confirm in writing its obligation to indemnify the indemnified party pursuant to this
Article VIII within 30 days after receipt of notice thereof from the indemnified party, the indemnified party shall have the right to undertake the defense, settlement, or appeal of such Third Party Claim.

                  (c) OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections
8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

                  (d) MITIGATION. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; PROVIDED, HOWEVER, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party.

                  SECTION 8.06. SURVIVAL OF REPRESENTATIONS. Except in the event of fraud or intentional or willful misrepresentation or breach, the representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of Article VIII and shall terminate at the close of business on the second anniversary of the Closing Date, except for (i) the representations and warranties in Section 3.16(b) which shall terminate at Closing, and (ii) the representations and warranties in Section 3.12 which shall survive Closing for the relevant statute of limitations.

                  SECTION 8.07. NO ADDITIONAL REPRESENTATIONS. Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller to discuss the Business. Purchaser acknowledges that neither Seller nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, and neither Seller nor any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including the Confidential Memorandum prepared by Deutsche Bank Securities Inc. dated

February 1999 and any information, documents or material made available to Purchaser in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted in this Agreement and the Ancillary Agreements.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of law in connection with a merger or consolidation of Purchaser or Seller) without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, PROVIDED that notwithstanding the foregoing, Purchaser may assign all or any part of its rights and obligations hereunder to any wholly-owned subsidiary of Purchaser (it being agreed between the parties that such assignment shall not relieve Purchaser of any of its obligations hereunder). Any attempted assignment in violation of this Section 9.01 shall be void.

                  SECTION 9.02. NO THIRD-PARTY BENEFICIARIES. Except (i) as provided in Article VIII and (ii) for the agreement of Purchaser in Section 5.04 which is for the benefit of RWE-DEA as well as Seller, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 9.03. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

                  SECTION 9.04. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:


                           (i)   if to Purchaser,

                           Georgia Gulf Corporation
                           400 Perimeter Center Terrace
                           Suite 595
                           Atlanta, Georgia 30346

                           Attention:  Joel I. Beerman,
                                       Vice President and General Counsel

         with a copy to:

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, GA  30308-3242

                           Attention:  John E. Zamer, Esq.; and

                           (ii)   if to Seller,

                           CONDEA Vista Company
                           900 Threadneedle
                           Houston, Texas 77079-2990

                           Attention: Vice President and General Counsel

         with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY  10019

                  SECTION 9.05. INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS.

                  (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

                  (b)      For all purposes hereof:

                  "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "CONTRACT" means any lease, sublease, license, indenture, agreement, commitment, mortgage, note, deed, instrument or other legally binding arrangement, whether oral or written, to which a person or any of its affiliates is a party or by which any of their respective properties or assets is bound.

                  "INCLUDING" means including, without limitation.

                  "LOSSES" means any losses, liabilities, judgments, settlements, assessments, costs and expenses, including court costs and fees and disbursements of counsel (including those incurred in connection with the defense or prosecution of an indemnifiable claim, those incurred in connection with the enforcement of any provision of this Agreement and all other court costs and fees and disbursements of counsel incurred by an indemnified party in respect thereof) and damages (including punitive damages) of any kind or nature whatsoever, whether or not involving a Third Party Claim, provided that Losses shall only include punitive damages relating to a Third Party Claim.

                  "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "SCHEDULE" means the particular Section of the Disclosure Schedule to this Asset Purchase Agreement between CONDEA Vista Company and Georgia Gulf Corporation of even date herewith, incorporated herein by reference.

                  "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person and/or by one or more subsidiaries of such person.

                  (c)      other terms are defined as follows:



                                                                  Defined in
         Term                                                      Section
         ----                                                     ----------

"Accounting Firm"...............................................  1.05(b)
"Acquired Assets" ..............................................  1.02(a)
"Acquisition"...................................................  1.01
"Adjusted Purchase Price".......................................  1.05(c)
"Ancillary Agreements"..........................................  1.02(b)
"Applicable Law"................................................  3.03
"Assigned Contracts" ...........................................  1.03(a)
"Assigned Intellectual Property" ...............................  3.07
"Assumed Liabilities" ..........................................  1.03(a)

                                                                  Defined in
         Term                                                      Section
         ----                                                     ----------

"Balance Sheet".................................................  3.04(b)
"Balance Sheet Date"............................................  3.04
"Budgeted Income"...............................................  1.06(a)
"Business"......................................................  Page 1
"Business Properties"...........................................  1.02(a)(v)
"Business Records"..............................................  1.02(a)(vii)
"CERCLA"........................................................  3.16(b)
"Closing".......................................................  2.01
"Closing Date"..................................................  2.01
"Closing Working Capital".......................................  1.05(a)
"Code"..........................................................  3.12(a)
"Competitive Activities"........................................  5.15(b)
"Confidentiality Agreement Rights"..............................  1.02(a)(viii)
"Consent".......................................................  3.03
"Contaminants of Concern".......................................  3.16(b)
"Cost Recovery Action"..........................................  1.03(b)(ix)
"CPP Statement".................................................  1.06(i)
"Current Assets"................................................  1.05(d)
"Current Liabilities"...........................................  1.05(d)
"Delayed Purchase Price.........................................  1.06
"DOJ"...........................................................  5.05(b)
"Environmental Claims"..........................................  1.03(b)(xiii)
"Environmental Laws"............................................  3.16(b)
"Environmental Permits".........................................  3.16(b)
"ERISA".........................................................  3.14(a)
"Excluded Assets" ..............................................  1.02(b)
"Excluded Liabilities" .........................................  1.03(b)
"Financial Statements"..........................................  3.04
"Financing".....................................................  4.05
"Fixed Assets"..................................................  1.02(a)(iv)
"FTC"...........................................................  5.05(d)
"GAAP"..........................................................  1.05(d)
"Governmental Entity"...........................................  3.03
"Hired Employee"................................................  5.09(b)
"HSR Act".......................................................  3.03
"Indemnification Maximum".......................................  8.01(b)(ii)
"Initial Purchase Price"........................................  1.01
"Injunction"....................................................  6.01(b)
"Intellectual Property".........................................  3.05(b)
"Inventory".....................................................  1.02(a)(ii)
"Judgment"......................................................  3.03
"Leased Property"...............................................  3.06
"Liens" ........................................................  3.05(a)
"Material Contracts"............................................  3.08
"Nonassignable Assets"..........................................  1.04
"Notes Letter"..................................................  4.05
"Notice of Disagreement"........................................  1.05(b)


                                                                  Defined in
         Term                                                      Section
         ----                                                     ----------

"Owned Property"................................................  3.06
"PBGC"..........................................................  5.10(a)
"Permits".......................................................  3.10(a)
"Permitted Encumbrances"........................................  3.06
"Permitted Liens"...............................................  3.05(a)
"Predecessor Indemnitor"........................................  1.03(b)(xii)
"Premises"......................................................  1.03(d)
"Prepaids"......................................................  1.02(a)(i)
"Proceeding"....................................................  3.10(a)
"Products"......................................................  1.02(a)(vi)
"Purchased Equity Interest".....................................  Page 1
"Purchased Operating Business"..................................  Page 1
"Purchaser Material Adverse Effect".............................  4.01
"Purchaser's Savings Plan"......................................  5.10(a)
"Purchaser's Workers Compensation Program"......................  5.10(e)
"PVC"...........................................................  Page 1
"Receivables"...................................................  1.02(a)(iii)
"Release".......................................................  3.16(b)
"Releasing Party"...............................................  3.16
"Required Consents".............................................  6.02(e)
"Restricted Goods and Services".................................  5.15(a)
"SARCA".........................................................  1.03(a)(vi)
"Seller Benefit Plan"...........................................  3.14(a)
"Seller Material Adverse Effect"................................  3.01
"Seller Pension Plan"...........................................  3.14(a)
"Seller's Savings Plan".........................................  5.10(a)
"Seller's Workers Compensation Program..........................  5.10(e)
"Senior Commitment" ............................................  4.05
"Software"......................................................  3.22
"Statement".....................................................  1.05(a)
"Supplies"......................................................  5.19
"Support Assets"................................................  1.02(b)(vi)
"Target Income".................................................  1.06(b)
"Tax Returns"...................................................  3.12(b)
"Tax"...........................................................  3.12(a)
"Third Party Claim".............................................  8.05
"Threshold Amount"..............................................  8.01(b)(i)
"Transferred Benefits"..........................................  5.10(a)
"Unknown Claims Bar Date".......................................  8.04
"VCM"...........................................................  Page 1
"VCM Plant".....................................................  1.03(b)
"WARN Act"......................................................  5.10(f)
"WC Amount".....................................................  1.05(b)
"Working Capital" ..............................................  1.05(d)
"year 2000 capabilities"........................................  3.22


                           SECTION 9.06.  COUNTERPARTS.  This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                           SECTION 9.07.  ENTIRE AGREEMENT.  This Agreement and
the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

                           SECTION 9.08.  SEVERABILITY.  If any provision of
this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

                           SECTION 9.09.  CONSENT TO JURISDICTION.  Each party
irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice ordocument by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in
(i) the Supreme Court of the State of New York, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                           SECTION 9.10. GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                           SECTION 9.11.  WAIVER OF JURY TRIAL.  Each party
hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

                           IN WITNESS WHEREOF, Seller and Purchaser have duly
executed this Agreement as of the date first written above.


                                                CONDEA VISTA COMPANY,

                                                by /s/ William Knodel
                                                  -----------------------------
                                                  Name:
                                                  Title:



                                                GEORGIA GULF CORPORATION,

                                                by /s/ Edward A. Schmitt
                                                  -----------------------------
                                                  Name:
                                                  Title:

In accordance with Item 601(b)(2), the following schedules, copies of which will be provided to the Commission on request, have been omitted from this filing

Schedule                       Description
--------                       -----------
1.02(a)(xiv)           R&D Inventory
1.02(b)                Excluded Assets
1.03(b)(xii)           Excluded Environmental Liabilities
1.05(d)                Working Capital Principles
1.06                   Subordination Terms RE Delayed Purchase Price
3.04                   Financial Statements
3.05                   Fixed Assets (Other than Real Property Interests or
                       Intellectual Property)
3.06                   Real Property
3.07                   Assigned Intellectual Property
3.08(a)(i)             Employment Consulting, Management or Service Contracts
3.08(a)(ii)            Collective Bargaining Agreements
3.08(a)(iv)            Contracts with Shareholders and Affiliates
3.08(a)(vi)            Leases or Subleases of Machinery, Equipment or other
                       Tangible Personal Property


3.08(a)(vii)           Continuing Contracts for Future Purchase of Materials,
                       Supplies or Equipment
3.08(a)(viii)          Licenses/Sublicenses Relating to Assigned Intellectual
                       Property
3.08(a)(x)             Take or Pay Agreements
3.08(a)(xi)            Seller Investments
3.08(a)(xiii)          Indemnification Agreements
3.08(a)(xiv)           Powers of Attorney
3.08(a)(xv)            Confidentiality Agreements
3.08(a)(xvi)           Sales Agreements
3.08(a)(xvii)          Rights of First Refusal
3.08(a)(xix)           Governmental Contracts, Licenses & Permits Other than
                       Environmental
3.08(a)(xxi)           Joint Ventures, Partnerships
3.08(a)(xxii)          Distributor & Sales Agency Agreements
3.08(c)                Material Contracts--Consents to Assignment Needed
3.09                   Receivables
3.10                   Permits Other than Those Required By Environmental Laws
3.11                   Major Repairs Needed
3.13                   Legal Proceedings
3.14                   Seller's Benefit Plans
3.16(b)                Environmental Matters
3.18                   Liabilities
3.20                   Top Customers & Suppliers
5.09(b)                Employment Terms
5.18                   Purchase Price Adjustment
5.26                   Agreement as to Interim Services
6.02(e)                Required Consents
